                                                                     EXHIBIT 8.1

May 3, 2001



AGL Resources Inc.
817 West Peachtree Street, N.W.
Atlanta, GA 30308

Gentlemen:

     We have acted as tax counsel for AGL Resources Inc., a Georgia corporation (the "Guarantor"), AGL Capital Corporation, a Nevada corporation and AGL Capital Trust II, a Delaware statutory business trust (the "Trust"), in connection with the filing under the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 (the "Registration Statement") relating to the offering of up to 6,000,000 of the Trust's ___ % Preferred Securities, $25.00 liquidation amount per preferred security (the "Preferred Securities"). The Preferred Securities will be guaranteed by the Guarantor with respect to the payment of distributions and payments upon liquidation, redemption and otherwise to the extent set forth in the Prospectus (the "Prospectus") filed as part of the Registration Statement.

     It is our opinion that if the offer and sale of the Preferred Securities are conducted in the manner described in the Prospectus, then the statements under the caption "Certain Federal Income Tax Consequences" in the Prospectus correctly describe, in all material respects, certain United States Federal income tax consequences resulting from the purchase, ownership and disposition of the Preferred Securities by a holder thereof subject to United States income taxation, based upon current laws.

     This opinion is solely for your benefit. This opinion is expressed as of the date hereof unless otherwise expressly stated and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the headings "Certain Federal Income Tax Consequences" and "Legal Matters" set forth in the Prospectus forming a part of the Registration Statement.

                                             Very truly yours,

                                             /s/ Long Aldridge & Norman LLP
                                             ------------------------------
                                             LONG ALDRIDGE & NORMAN LLP